Exhibit 99.1

Regional Health Properties Reports Fourth Quarter and Full-Year 2017 Financial Results

Provides an update on strategic and operational initiatives

ATLANTA, GA, April 13, 2018— Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, today reported results for the three and 12 months ended December 31, 2017.

Business Update

•	Secured a new refinancing that was used to fund certain professional and general liability claims settlements and repay maturing convertible debt
•	Making progress to significantly reduce the number of professional and general liability actions pending against the Company
•	Appointed Kenneth W. Taylor as a director of the Company
•	Created an Asset Management Group within in the Company to strengthen relationships with the Company's facility operating partners

“During the fourth quarter and subsequent to year end, we took decisive actions to stabilize our business and address legacy, non-operational challenges that continue to occupy too much of management’s time,” commented Brent Morrison, Regional Health Properties, Inc.’s Interim Chief Executive Officer. “Importantly, we secured new financing that provides refinance ‘optionality’ and additional liquidity to settle a number of the professional and general liability lawsuits.”

Management periodically monitors a number of facility performance metrics, including rent coverages both before and after management fees. In the fourth quarter of 2017, the Company’s portfolio rent coverage before management fees was 1.32x (as compared with 1.53x in the fourth quarter of 2016) and rent coverage after management fees was 0.93x (as compared with 1.12x in the fourth quarter of 2016). Occupancy and skilled mix for the Company’s portfolio were 80.0% and 26.3% for the fourth quarter of 2017, respectively, compared to 82.6% and 23.1% for the fourth quarter of 2016, respectively.

Morrison continued, “Systematically addressing our cash position, debt maturities and legal liabilities clears the way for management and our operations team to focus on facility improvements that we have identified with our operators. Over the last several months, we have been more actively engaging with our operators, including in-person site visits by our newly created Asset Management Group, to develop actionable improvement plans that we believe will assist our operators with elevating facility-level performance and will increase the rent coverage ratios of our portfolio over time. We are encouraged by the progress we are making on all fronts despite the remaining legal hurdles that must be cleared.”

Summary of Financial Results for the Three and 12 Months Ended December 31, 2017

Total revenues in the fourth quarter of 2017 were $6.4 million, up 6.2% from $6.0 million in the fourth quarter of 2016. Total revenues for the 12 months ended December 31, 2017, decreased by 8.9% to $25.1 million from $27.6 million for the 12 months ended December 31, 2016. The decrease reflects the sale in 2016 of nine skilled nursing facilities located in Arkansas, partially off-set by the acquisition in 2017 of an assisted living and memory care community located in Glencoe, Alabama known as the Meadowood facility. The Company generally recognizes all rental revenues on a straight-line rent accrual basis.

General and administrative costs decreased by $458,000, or 31.8%, to $981,000 for the three months ended December 31, 2017, compared with $1.4 million for the same period in 2016. For the three months ended December 31, 2017 and 2016, general and administrative costs include stock-based compensation expense, net of restricted stock and warrant forfeitures. General and administrative costs for the 12 months ended December 31, 2017 decreased by approximately $3.2 million, or 41.8%, to $4.5 million, compared with $7.7 million for the same period in 2016. For the 12 months ended December 31, 2017 and 2016, general and administrative costs include $0.3 million and $1.1 million, respectively, of stock-based compensation expense.

Interest expense decreased by $527,000, or 33.5%, to $1.0 million for the fourth quarter of 2017 compared with $1.6 million for the same period in 2016. Interest expense for the 12 months ended December 31, 2017, decreased by $3.1 million, or 42.7%, to $4.1 million compared with $7.1 million for the same period in 2016. The decrease is mainly due to the sale of the Arkansas facilities in 2016, partially off-set by the Meadowood facility acquisition in 2017.

Income from discontinued operations, net of tax for the fourth quarter of 2017 was $370,000 compared with a loss from discontinued operations, net of tax of $6.9 million for the prior year period. For the full year 2017, the loss from discontinued operations, net of tax, was $1.7 million compared with $13.4 million for the prior year period. Income in the three-month period ended December 31, 2017, was higher compared with the prior year period and the loss in the 12-month period ended December 31, 2017, was lower compared with the prior year period primarily due to a reduction to the Company’s accrual on professional and general liability claims.

Net loss attributable to Regional Health Properties, Inc.’s common stockholders in the fourth quarter of 2017 was $1.2 million, or $0.06 per basic and diluted share, compared with a net loss of $420,000, or $0.02 per basic and diluted share, for the fourth quarter of 2016. For the 12 months ended December 31, 2017, the net loss attributable to Regional Health Properties, Inc.’s common stockholders was $8.6 million, or $0.43 per basic and diluted share, compared with a net loss of $14.8 million, or $0.74 per basic and diluted share, in the prior year period.

Cash and cash equivalents at December 31, 2017, totaled $1.8 million compared with $14.0 million at December 31, 2016. Restricted cash and investments at December 31, 2017, totaled $3.5 million compared with $5.5 million at December 31, 2016. Total debt outstanding at December 31, 2017 totaled $73.1 million compared with $80.0 million at December 31, 2016 (net of $2.0 million and $2.2 million of deferred financing costs at December 31, 2017 and December 31, 2016, respectively).

Conference Call and Webcast

Regional Health Properties, Inc. will hold a conference call to provide a business update and discuss its fourth quarter and 12 months ended December 31, 2017 results at 4 p.m. ET on Monday, April 16, 2018.

•	Date and time: Monday, April 16, 2018 at 4 p.m. ET_
•	Dial-in number: 1-800-239-9838 (domestic) or 1-323-794-2551 (international)
•	Please reference confirmation code: 1503425
•	Replay number: Dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Please use passcode 1503425 to access the replay. The replay will be available until April 23, 2018.
•	Webcast link: http://public.viavid.com/index.php?id=128884

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. Regional Health Properties currently owns leases or manages for third parties 30 facilities.

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. Forward-looking statements in this press release include, among others, statements regarding our ability to resolve pending professional and general liability claims on favorable terms or at all, to fund any settlements of such claims, to address other non-operational challenges, to develop and implement facility improvement plans to increase facility level performance and rent ratios, and to improve our cash position and manage our debt maturities.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company ContactsInvestor Relations

E. Clinton CainBrett Maas

Interim Chief Financial Officer, Senior Vice President, Managing Partner

Chief Accounting Officer and ControllerHayden IR

Regional Health Properties, Inc. Tel (646) 536-7331

Tel (678) 368-4393brett@haydenir.com

clinton.cain@regionalhealthproperties.com

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

ASSETS *(Amounts in 000's)*		2017		2016
Current assets:				
Cash and cash equivalents	$	1,818	$	14,045
Restricted cash		960		1,600
Accounts receivable, net of allowance of $2,570 and $7,529		945		2,429
Prepaid expenses and other		981		2,395
Total current assets		4,704		20,469
Restricted cash and investments		2,581		3,864
Property and equipment, net		81,213		79,168
Intangible assets - bed licenses		2,471		2,471
Intangible assets - lease rights, net		2,187		2,754
Goodwill		2,105		2,105
Lease deposits		808		1,411
Straight-line rent receivable		6,400		3,730
Notes receivable		3,540		3,000
Other assets		542		514
Total assets	$	106,551	$	119,486
LIABILITIES AND EQUITY (DEFICIT)				
Current liabilities:				
Current portion of notes payable and other debt	$	6,621	$	4,018
Current portion of convertible debt, net		1,469		9,136
Accounts payable		4,386		3,037
Accrued expenses and other		7,022		9,077
Total current liabilities		19,498		25,268
Notes payable and other debt, net of current portion:				
Senior debt, net		57,801		60,189
Bonds, net		6,567		6,586
Other debt, net		644		41
Other liabilities		4,133		3,677
Deferred tax liability		38		226
Total liabilities		88,681		95,987
Preferred stock, no par value; 5,000 shares authorized; 0 and 2,762 shares issued and outstanding, redemption amount $0 and $69,038 at December 31, 2017 and 2016, respectively		-		61,446
Stockholders' equity (deficit):				
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 19,697 and 19,927 shares issued and outstanding at December 31, 2017 and 2016, respectively		61,724		61,643
Preferred stock, no par value; 5,000 shares authorized; 2,812 and 0 shares issued and outstanding, redemption amount $70,288 and $0 at December 31, 2017 and 2016, respectively		62,423		-
Accumulated deficit		(106,277)		(99,590)
Total stockholders' equity (deficit)		17,870		(37,947)
Total liabilities and stockholders' equity (deficit)	$	106,551	$	119,486

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Unaudited)

Reclassifications were made to the consolidated statements of operations for the year ended December 31, 2016 to conform the presentation of interest revenue from notes receivable for both periods presented.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL OPERATING METRICS (1)